ENER1 SERVICES AGREEMENT

        THIS ENER1 SERVICES AGREEMENT (the “Agreement”) is made effective October 20, 2004 (the “Effective Date”) by and between EnerDel, Inc., a corporation organized and existing under the laws of Delaware (“Customer”) and Ener1, Inc., a corporation organized and existing under laws of the State of Florida (“Provider”). Customer and Provider are collectively referred in this Agreement as the “Parties” and individually as a “Party”.

R E C I T A L S:

        WHEREAS, Customer is a new company formed by the Provider and Delphi Automotive Systems, LLC ("Delphi"); and

        WHEREAS, the Customer has certain management and administrative resource requirements that it will not be able to meet internally for a period of time after its formation; and

        WHEREAS, the Provider has available to it the proper management and administrative resources to meet the Customer’s requirements; and

        WHEREAS, Delphi, the Customer and the Provider have agreed that the Provider is the proper source for the management and administrative resources needed and that it is in the best interests of and fair to the Customer that the Customer enter into this Agreement for obtaining such services.

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and conditions herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all of the parties hereto, such parties hereby agree as follows.

ARTICLE 1

TERMS AND CONDITIONS

      1.1 Definitions:

A. “Administrative Services” means the Administrative Services described Schedule 2.1 hereto.

    B.        “Provider Managers” means the managers employed by Provider who possess technical knowledge, skill and experience regarding the management disciplines covered by this Agreement in Schedule and who are providing Management Services to Customer in accordance with and subject to the terms and conditions of this Agreement.

    C.        “Management Services” means the services provided by Provider Managers to Customer in accordance with and subject to the terms and conditions of this Agreement. These Management Services are described in greater detail in Schedule 2.1, attached hereto and incorporated herein.

D. “Month” means a calendar month.

E. “Year” means a calendar year (i.e., January 1st through December 31st).

ARTICLE 2

MANAGEMENT SERVICES

        2.1 During the term of this Agreement, Provider will provide Customer with Management and Administrative Services as described in the attached Schedule 2.1.

        2.2 The selection of the specific Provider Manager(s) who will provide Management Services to Customer will be determined solely by Provider. Provider represents, warrants and covenants to and with Customer that the Provider Managers who will provide Management Services to Customer will have the necessary expertise, knowledge and training to perform in accordance with the terms and conditions of this Agreement.

        2.3 Provider will, upon the request of Customer or at Provider’s initiative, from time to time review the performance of the Provider Managers providing Management Services to Customer. As a result of such review by and in the sole opinion of Provider, Provider may remove or replace any particular Provider Manager(s) at any time after consultation with Customer in order to ensure the proper delivery of Management Services Customer requires. Provider will take into consideration Customer’s reasonable requests regarding the removal or replacement of the Provider Managers, or any other changes to the Management Services required, subject to the terms and conditions of this Agreement.

ARTICLE 3

FEES AND EXPENSES

        3.1 Within seven (7) days after the end of each Month, Provider will present to Customer a written invoice for the fees for the Management and Administrative Services involved, in accordance with the rates set forth in Schedule 2.1 hereto, together with reimbursable expenses incurred by Provider in providing Management and Administrative Services to Customer during such Month. Provider will provide Customer with sufficient additional documentation, upon receipt of Customer’s reasonable request, to verify the accuracy of the fees and expenses for which Provider is invoicing Customer.

        3.2 Customer will reimburse Provider for expenses incurred by the Provider Managers or in respect to Administrative Services, provided such expenses are necessary and ordinary business expenses which relate to the delivery of the Management and Administrative Services, reasonable in amount, appropriate under the circumstances and consistent with Customer’s reimbursement guidelines. Customer may require reasonable documentation verifying the expenses. Reimbursable expenses may include but are not limited to expenses incurred by the Provider Managers while traveling to and from, for and on behalf of Customer.

        3.3 Customer pays the fees and expenses invoiced in accordance with Section 3.1 within thirty (30) days after receipt of Provider Manager’s invoice. If there are any adjustments required to the amount payable hereunder that occur subsequently to such payment, such adjustments shall be made in the next payment following such adjustments.

ARTICLE 4

NO WARRANTY; INDEMNITY; RELATED MATTERS

        4.1 No guarantee or warranty of any nature, express or implied, is extended by Provider or any Provider Manager(s) with respect to the Management or Administrative Services to be furnished to Customer by the Provider Manager(s) under this Agreement, including the results to be obtained from such Management or Administrative Services, unless the liability, loss or damages are caused by or arises out of the gross negligence, willful misconduct or intentional wrongdoing of Provider or any Provider Manager(s).

        4.2 Customer will indemnify, defend and hold harmless Provider, and Provider’s managers, officers, directors, employees (including any Provider Managers), to the fullest extent permitted by law, from and against any and all claims and liabilities of any nature whatsoever by or in the name of Customer, or by any Customer managers, officers, directors, employees, or Provider Managers, arising out of or alleged to result in any way from this Agreement or from the furnishing of Management or Administrative Services to Customer, except where a Provider employee is finally adjudicated or otherwise determined to have engaged in intentional wrongdoing by failing, during the period of this Agreement, to meet his or her obligations under this Agreement. The indemnification authorized by this Section 4.2 is not exclusive of and will be in addition to any other rights granted to those seeking indemnification under this Agreement, under any other agreement, or otherwise. This indemnification provision will continue to apply to a person who has ceased to be a manager, member, officer, director, Provider Manager or other employee of Provider and will inure to the benefit of his or her heirs, executors and administrators. Indemnification obligations under this provision will survive any termination of this Agreement.

ARTICLE 5

TERM AND TERMINATION

        5.1 This Agreement will have force and effect as of the Effective Date and will remain in effect unless earlier terminated in writing upon sixty (60) days advance notice by either Party to the other Party. The parties expect the duration of this Agreement to be six months and will work together in good faith to ensure that the Customer has no further need for the Management and Administrative Services hereunder at the end of such period.

        5.2 This Agreement may be terminated by either Party by giving thirty (30) days notice to the other Party in the event of failure by such Party to fulfill any of its obligations under this Agreement; provided, however, that, if during the period of such notice the other Party remedies such failure, this Agreement will continue with the same force and effect as if such notice had not been given.

        5.3 This Agreement may also be terminated upon mutual written agreement of the Parties.

        5.4 In the event of termination by either Party, Customer’s only obligation to Provider will be to pay for fees and expenses due pursuant to Section 3.2 of this Agreement for Management Services provided prior to termination.

        5.5 The following Articles will survive any expiration or termination of this Agreement: Article 4 (No Warranty; Indemnity; Related Matters); and Article 6 (General Provisions).

ARTICLE 6

GENERAL PROVISIONS

        6.1 This Agreement constitutes the entire agreement by and between the Parties pertaining to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with regard to this subject matter.

        6.2 No amendment, supplement, modification, waiver or termination of this Agreement may be implied or be deemed binding including, without limitation, any alleged waiver based on a Party’s knowledge of any inaccuracy in any representation or warranty contained in this Agreement unless in writing and signed by the Party against which such amendment, supplement, modification, waiver, or termination is asserted. No waiver of any of the provisions of this Agreement may be deemed or will constitute a waiver of any other provision hereof, whether or not similar. Nor may such waiver constitute a continuing waiver, unless otherwise expressly therein provided.

        6.3 The rights and obligations provided by this Agreement may not be assigned by either Party without the prior written consent of both Parties, except that no consent of one Party is required for an assignment of this Agreement by the other Party to an affiliate company. Except as expressly provided in this Agreement, nothing in this Agreement is intended to confer upon any person other than the Parties and any of the said affiliated company any rights or remedies under or by reason of this Agreement. For the purpose of this Agreement, an affiliate means a company directly or indirectly controlling, controlled by, or under common control with another company. Control shall be established by ownership of more than fifty percent (50%) of the stock entitled to vote for directors of the company or persons performing a function similar to that of directors.

        6.4 All notices, requests, demands and other communications which are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if personally delivered, forwarded by overnight air express and receipted for by the recipient or an agent of the recipient or mailed by registered or certified United States mail, postage prepaid and return receipt requested, to the following addresses or to such other address of a Party as will have been specified to the other Parties to this Agreement by notice:

If to Provider, at: With a copy to: If to Customer, at: With a copy to:	Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Attn: Chief Executive Officer

Ener1, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Attn: General Counsel

EnerDel, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309
Attn: Chief Executive Officer

EnerDel, Inc.
500 W. Cypress Creek Rd., Suite 100
Ft. Lauderdale, FL 33309" Attn: General Counsel

        6.5 The section headings in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        6.6 This Agreement may be executed in two (2) counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument.

        6.7 This Agreement will be governed by and construed under the laws of the State of Florida, United States of America.

        6.8 Except for information required to be given by law including Internal Revenue Code or state taxation statutes or by a court of competent jurisdiction, administrative or other governmental order, no press release or other information relating to the transactions contemplated by this Agreement may be made or given to the public except upon the written agreement of Provider and Customer.

        6.9 Unless specifically empowered by Customer, the Provider Manager(s) will not, during the term of this Agreement, serve as the agent(s) or legal representative(s) of and will not have any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of or to bind Provider in any manner. This Agreement does not constitute either Party the agent or legal representative of the other, and neither Party is granted any express or implied right or authority to assume or to create any obligation or responsibility on behalf of or in the name of the other, or to bind the other in any manner. No employee of either Party may in any sense be an employee of the other.

        6.10 The Parties to this Agreement will work together in good faith to remedy any dispute which may arise in connection with this Agreement. In the event such a dispute cannot be amicably resolved, such dispute will be submitted to binding arbitration in Oakland County, Michigan, in accordance with the rules and regulations of the American Arbitration Association then in effect. The party against whom a decision is made will pay the fees of the American Arbitration Association.

        The Parties have executed this Agreement by their duly authorized representatives as of the day and year indicated below.

Provider:
Ener1, Inc.

BY: /s/ Ronald N. Stewart
——————————————
Ronald N. Stewart
Executive Vice President
Date:_________________________

Customer:
EnerDel, Inc.

BY: /s/ Kevin P. Fitzgerald
——————————————
Kevin P. Fitzgerald
Chief Executive Officer
Date:_________________________

SCHEDULE 2.1

MANAGEMENT AND ADMINISTRATIVE SERVICES

MANAGEMENT SERVICES

Management Service	% of Provider Manager's Time	Monthly Charge
Chief Executive Services	50%	$16,000
Information Technology	50%	$ 4,000
Public Relations	25%	$ 2,000
Human Resources	50%	$ 3.000
Legal Advisory Services	25%	$ 5,000
Financial/Accounting Services	50%	$ 8,000
TOTAL		$38,000

ADMINISTRATIVE SERVICES

Administrative Service	Monthly Charge
Business Insurance Coverages	$30,000
Administrative Office Usage	$ 2,000
TOTAL	$32,000